Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2011, relating to the consolidated financial statements and financial statement schedule of Renren Inc., its subsidiaries and its variable interest entities (collectively the “Group”) as of December 31, 2009 and 2010, and for each of the three years in the period ended December 31, 2010, appearing in the prospectus dated May 4, 2011, which is part of Registration Statement No. 333-173548 of Renren Inc., on Form F-1.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

October 18, 2011